Exhibit 99.1

CORMEDIX INC. ANNOUNCES APPOINTMENT OF PHOEBE MOUNTS AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

Berkeley Heights, NJ – Mar. 21, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced the appointment of Dr. Phoebe Mounts, Esq. as Executive Vice President and General Counsel, reporting to Khoso Baluch, CEO. Dr. Mounts, currently a partner at the law firm Morgan Lewis, will head up the Company’s legal, compliance and regulatory affairs. She will be joining CorMedix on May 1st..

“I am delighted to have Phoebe as a member of the executive team,” said Mr. Baluch. “She has been a trusted legal advisor to the Company since 2013, and has been responsible for developing the FDA regulatory strategies for Neutrolin®. Bringing her in-house will afford CorMedix full-time access to her critical capabilities, which I believe will greatly benefit the Company at this stage of its development.”

Dr. Mounts has been providing legal counsel to life sciences companies for over 20 years while at Morgan Lewis. In addition to representing pharmaceutical companies, biotechnology companies and medical device manufacturers on FDA regulatory issues, she has provided strategic counsel on product development issues, collaborations, and data integrity investigations.

Prior to graduating from Georgetown University Law Center, Dr. Mounts was on the faculty of the Johns Hopkins University School of Public Health for 16 years, specializing in molecular biology and infectious disease. She received her Ph.D. in molecular biology from the University of Edinburgh in Scotland.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and together with taurolodine’s status as a new chemical entity allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

 Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability to retain and hire necessary personnel to staff our operations appropriately; the results of our discussions with the FDA regarding the Neutrolin development path; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746